EXHIBIT J

                        INDEPENDENT ACCOUNTANTS' CONSENT

To the Shareholders and Board of Directors
First Focus Funds, Inc.:

We consent to the use of our report dated May 3, 2002, with respect to the statements of net assets of First Focus Funds, Inc. as of March 31, 2002, and the related statements of operations and changes in net assets, and the financial highlights for each of the periods herein indicated, incorporated herein and to the reference to our firm under the headings "Auditors" in the statement of additional information and "Financial Highlights" in the Prospectus.


                                    KPMG LLP

Omaha, Nebraska
July 22, 2002